UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 13, 2012
 Date of Report (Date of earliest event reported)
TRINITY CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

New Mexico	85-0242376
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Trinity Drive Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (505) 662-5171

 Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02                         Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On November 13, 2012, the Audit Committee of Trinity Capital Corporation (the "Company"), in consultation with management of the Company and Los Alamos National Bank (the "Bank"), determined that the audited consolidated financial statements for the year ended December 31, 2011, included in the Company's Annual Report on Form 10-K filed March 15, 2012, should not be relied upon as a correct statement of the Company's financial condition as of December 31, 2011.

The Bank has amended its bank regulatory Consolidated Reports of Condition and Income ("Call Reports") to reflect $3.8 million in additional loan charge-offs and recorded an additional $4.2 million provision for loan losses for the year ended December 31, 2011.  Management is currently evaluating whether this amendment will require a restatement of similar amounts for the Company's annual report on Form 10-K for the year ending December 31, 2011.  Although the Company currently believes that most of these additional charges were reflected in the Company's June 30, 2012 Form 10-Q filed on August 9, 2012, the Bank's primary banking regulatory has required that the Company's December 31, 2011 Call Report reflect these changes.

As a result of the above, the unaudited condensed consolidated financial statements for the quarter ended March 31, 2012, included in the Company's Quarterly Report on Form 10-Q filed May 15, 2012 and for the quarter ended June 30, 2012, included in the Company's Quarterly Report on Form 10-Q filed August 9, 2012 amended to provide interactive data files on September 7, 2012, may need to be revised to reflect the additional net charge offs and provision for loan losses as of December 31, 2011 rather than the interim periods during 2012.

The potential impact of these items as a reduction to net income and earnings per share, as compared to previously issued filings, is estimated as follows:

	Year ended December 31, 2011	Three months ended March 31, 2012	Three months ended June 30, 2012	Cumulative Impact
	(Amounts in thousands, except per share data)

Net income as originally reported	$4,947	$1,986	$(2,806)	$4,127
Potential change in net income	(2,452)	(53)	1,056	(1,449)
Net income after potential adjustment	$2,495	$1,933	$(1,750)	$2,678

Basic and diluted earnings per share	$0.77	$0.31	$(0.44)	$0.64
Potential adjustment to basic and diluted earnings per share	(0.38)	(0.01)	0.17	(0.22)
Earnings per share after potential adjustment	$0.39	$0.30	$(0.27)	$0.42

For the quarter ending June 30, 2012, the Company concluded that it had a material weakness in its internal controls over financial reporting. Specifically, the Company identified certain loans that were downgraded and required additional allowance for loan losses allocated to those loans.  Upon further analysis, the Company determined that controls were not operating effectively with respect to identification and impairment of certain loans.  The result of these grading changes included loans that received downgrades of at least 2 categories or required allowances to be allocated that were previously considered to be pass-rated loans.
Management has reevaluated it prior conclusions regarding the effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting for the periods ended December 31, 2011.  Based on this evaluation, management has concluded that the material weakness existed at December 31, 2011 and therefore the Company's disclosure controls and procedures and internal controls over financial reporting were not effective as of the periods referenced above.

As directed by the Bank's primary federal regulator, the Bank has amended its Call Reports for the periods ending December 31, 2011, March 31, 2012 and June 30, 2012 to reflect the required changes.  The Company has also filed amended consolidated holding company reports with the Federal Reserve Bank reflecting these changes.  The Company is currently evaluating whether restatement of its 2011 Form 10-K and interim 2012 Form 10-Qs is necessary. When and if such a determination is made, the affected reports shall be amended as soon as practicable.

The Company's management is in discussions with both Moss Adams LLP, the Company's independent registered public accounting firm for the year ended December 31, 2011, and with Crowe Horwath LLP, the Company's current independent registered public accounting firm, for the matters previously discussed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Date: November 13, 2012	By:	/s/ William C. Enloe
WILLIAM C. ENLOE
CHIEF EXECUTIVE OFFICER